UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2009

FREEPORT-McMoRan COPPER & GOLD INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9916	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One North Central Avenue
Phoenix, Arizona	85004-4414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

Freeport-McMoRan Copper & Gold Inc. (FCX) agreed in privately negotiated transactions to induce conversion of approximately 385,500 shares (46% of the total outstanding) of its 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $385.5 million into approximately 8.3 million shares of FCX common stock (at a conversion rate equal to 21.5305 shares of common stock per share of the 5½% Convertible Perpetual Preferred Stock).  To induce the early conversions of these shares of 5½% Convertible Perpetual Preferred Stock, FCX will pay an aggregate $1.0 million in cash to the holders of these shares.  After giving effect to these transactions, FCX will have outstanding approximately 446,100 shares of 5½% Convertible Perpetual Preferred Stock. These induced conversions were exempt from registration by virtue of the exemption provided under Section 3(a)(9) of the Securities Act of 1933.

As previously announced, FCX called for redemption on September 21, 2009 its 5½% Convertible Perpetual Preferred Stock. Under the terms of the redemption, FCX will pay $1,000 per share for any shares that are not converted into FCX common stock prior to the redemption date.  At the option of the holder, the shares of 5½% Convertible Perpetual Preferred Stock are convertible until 5:00 p.m. (Eastern Time) on September 18, 2009 into shares of FCX common stock at a conversion rate equal to 21.5305 shares of common stock per share of the 5½% Convertible Perpetual Preferred Stock equivalent to a conversion price of approximately $46.45 per share of common stock. In lieu of issuing any fractional shares of common stock, FCX will pay an equivalent amount in cash.  At current market prices, the market value of FCX common stock that would be issued upon conversion is significantly greater than the cash redemption value and therefore FCX expects holders will elect to convert into common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: /s/ C. Donald Whitmire, Jr.
----------------------------------------
C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date:  September 4, 2009